                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)
             INFORMATION INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO 13d-2(b)
                             (Amendment No. 3)/1/


                         SEACHANGE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  811699 10 7
                        ------------------------------
                                (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  ---------------------                                      -----------------
  CUSIP No. 811699 10 7              13G                     Page 2 of 6 Pages
  ---------------------                                      -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Edward J. McGrath

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                981,120

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              450,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 981,120

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              450,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          1,431,120
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/*/
10
                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
          IN

------------------------------------------------------------------------------
                   /*/SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 5 pages

Item 1 (a).    NAME OF ISSUER:
-----------    ---------------

               SeaChange International, Inc.

ITEM 1 (b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------    ------------------------------------------------

               124 Acton Street
               Maynard, MA  02754

ITEM 2 (a).    NAME OF PERSON FILING:
-----------    ----------------------

               Edward J. McGrath

ITEM 2 (b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
-----------    ------------------------------------------------------------

               c/o SeaChange International, Inc.
               124 Acton Street
               Maynard, MA  02754

ITEM 2 (c).    CITIZENSHIP:
-----------    ------------

               United States

ITEM 2 (d).    TITLE OF CLASS OF SECURITIES:
-----------    -----------------------------

               Common Stock, $.01 Par Value Per Share

ITEM 2 (e).    CUSIP NUMBER
-----------    ------------

               811699 10 7

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
-------        -----------------------------------------------------------------
               OR (c), CHECK WHETHER THE FILING PERSON IS A:
               ---------------------------------------------

               (a) [_] Broker or dealer registered under Section 15 of the
                       Exchange Act.

               (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c) [_] Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act.

               (d) [_] Investment company registered under Section 8 of the
                       Investment Company Act.

               (e) [_] An investment adviser in accordance with Rule 13d-
                       1(b)(1)(ii)(E);

               (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) [_] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

                               Page 3 of 5 pages

               (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this
               box.   [_]

ITEM 4.        OWNERSHIP:
-------        ----------

               (a) Amount Beneficially Owned: Mr. McGrath may be deemed to beneficially own 1,431,120 shares of Common Stock (the "Shares") as of December 31, 1999. Mr. McGrath expressly disclaims beneficial ownership of the Shares, except to the extent that Mr. McGrath is the record owner of such Shares.

               (b) Percent of Class: 6.7 % (based on 21,330,710 shares of Common
                   Stock which was outstanding as of December 31, 1999.)

               (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote 981,120.

                  (ii)  Shared power to vote or to direct the vote 450,000.

                  (iii) Sole power to dispose or to direct the disposition of
                        981,120.

                  (iv) Shared power to dispose or to direct the disposition of
                       450,000.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
-------        ---------------------------------------------

               Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
-------        ----------------------------------------------------------------

               Not Applicable.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ---------------------------------------------------------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               --------------------------------------------------------------
               COMPANY:
               --------

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
-------        ----------------------------------------------------------

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:
-------        -------------------------------

               Not Applicable.

ITEM 10.       CERTIFICATION:
--------       --------------
               Not Applicable.


                               Page 4 of 5 pages
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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 9, 2000
                                    -----------------------------------
                                           Date



                                    /s/  Edward J. McGrath
                                    -----------------------------------
                                           Signature


                                    Edward J. McGrath
                                    -----------------------------------
                                           Name/Title

                               Page 5 of 5 pages